UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2013 (January 15, 2012)

REXAHN PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34079	11-3516358
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

15245 Shady Grove Road, Suite 455, Rockville, MD 20850

(Address of principal executive offices and zip code)

(240) 268-5300

(Registrant’s telephone number, including area code)

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 22, 2013, Rexahn Pharmaceuticals, Inc. (the “Company”) issued a press release announcing the appointment of Dr. Peter D. Suzdak as the Company’s Chief Executive Officer effective as of February 4, 2013. Dr. Suzdak succeeds Dr. Chang Ahn, who will move into the role of Chief Scientist and will remain as the Company’s Chairman of the Board.

The Company entered into an employment agreement (the “Employment Agreement”) with Dr. Suzdak, to be effective as of February 4, 2013 (the “Effective Date”), to serve as the Company’s Chief Executive Officer for a term of two years with the option to renew the Employment Agreement for additional one-year periods thereafter until terminated. Pursuant to the Employment Agreement the Company agreed to pay Dr. Suzdak an annual base salary of $330,000, with the option of a discretionary annual cash bonus of up to forty percent of his base salary, as determined by performance objectives and milestones set by the Company’s board of directors. The Employment Agreement also provides for a grant of 1,200,000 options to purchase shares of the Company’s common stock on the Effective Date and the Board may award him up to an additional 500,000 options each year. In the event Dr. Suzdak’s employment is terminated by reason of disability or for “cause”, as defined in the Employment Agreement, the Company will pay Dr. Suzdak his base salary owed up to the termination date, including payment for any unused vacation days. If the Company terminates Dr. Suzdak’s employment without cause or Dr. Suzdak terminates his employment with good reason, then Dr. Suzdak’s stock options will be subject to accelerated vesting and the Company shall pay Dr. Suzdak a lump sum equal to his then current annual base salary, an amount equal to the pro-rata portion of the bonus that he otherwise might have been entitled to, and COBRA premiums for twelve months, if he is eligible for coverage. In the event the Company terminates Dr. Suzdak’s employment without cause or Dr. Suzdak terminates his employment with good reason within the one-year period following a “Change of Control,” as defined by the Company’s Stock Option Plan, the Company shall pay Dr. Suzdak a lump sum equal to two hundred percent of his current annual base salary and a cash payment to offset any incremental additional state or federal income tax payable as a result of this salary increase in addition to the accelerated vesting of his stock options, the pro rata portion of his bonus and COBRA premiums. The Employment Agreement also contains a provision prohibiting Dr. Suzdak from soliciting the Company’s executives, employees, customers or clients for a period of twelve months following his termination. The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached as Exhibit 10.1 hereto and incorporated by reference herein.

Dr. Suzdak, age 54, has served as Chief Scientific Officer of Corridor Pharmaceuticals, a company developing small molecule inhibitors to treat pulmonary and vascular disorders. Prior to that he was co-Founder, founding Chief Executive Officer and Chief Scientific Officer of Cardioxyl Pharmaceuticals, a company focused on therapies for the treatment of cardiovascular disease. Previous to that he was President and Chief Executive Officer of Artesian Therapeutics, a company engaged in the development of small molecule therapeutics for cardiovascular diseases. Dr. Suzdak’s experience also includes his position as Senior Vice President of Research and Development of Guilford Pharmaceuticals, a company that developed therapeutics and diagnostics for neurological diseases and cancer, and as Director of Neurobiology for Novo Nordisk. Dr. Suzdak holds a Ph.D. in pharmacology and toxicology from the University of Connecticut.

The press release is attached as exhibit 99.1 to the Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Agreement by and between Rexahn Pharmaceuticals, Inc. and Dr. Peter D. Suzdak, effective February 4, 2013.

99.1	Press Release, dated January 22, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

REXAHN PHARMACEUTICALS, Inc.

Date: January 22, 2013	By:	/s/ Tae Heum Jeong
	Name:	Tae Heum Jeong
	Title:	Chief Financial Officer